EXHIBIT 99.3
GEOGLOBAL TO RAISE A MINIMUM OF $3.9 MILLION
IN PRIVATE PLACEMENT TRANSACTIONS

Calgary, Alberta, Canada, November 15, 2011 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE Amex: GGR) today announced that it has entered into binding agreements to sell a minimum of $3.9 million of shares of its common stock together with warrants to purchase additional shares of its common stock in two private placement transactions with a single strategic investor (the “Purchaser”).

Under the terms of the first offering, the Company will sell 16,466,639 shares of common stock of the Company, par value US$0.001 (the “Common Stock”).  The shares of Common Stock represent 19.9% of the issued and outstanding capital stock of the Company on the date hereof, and shall represent 19.9% of the issued and outstanding capital stock of the Company on the Closing Date.  The closing of the offering is expected to occur on or before November 21, 2011, subject to customary closing conditions, at which time GeoGlobal will receive the cash proceeds and deliver the securities.  The Company is required to file a resale registration statement following the closing that covers the resale by the Purchaser of the Common Stock.

The proceeds of the offering will be used to fund the Company's share, owned through its fully owned subsidiary GeoGlobal Resources (India) Inc., in the Israeli Drilling Licenses nos. 348 (Sarah) and 347 (Myra) exploration and development activities.

Under the terms of the second offering, which is subject to stockholder approval, the Company shall issue to the Purchaser a number of shares of Common Stock of the Company, par value US$0.001 which shall represent 33% of the then issued and outstanding shares of Common Stock, as consideration for an acquisition of such number of ordinary shares, nominal value NIS0.01 per share (the “Ordinary Shares”) of equivalent value (the “Share Exchange”).  The values of the Common Stock and the Ordinary Shares shall be determined based on the volume weighted average prices (“VWAP”) for the Common Stock (on the NYSE Amex) and the Ordinary Shares (on the Tel Aviv Stock Exchange) for the twenty-five (25) trading days (on such respective exchanges) ending on November 7, 2011, which the parties agree is US$0.23 for the Common Stock and NIS0.9704 for the Ordinary Shares at a USD/NIS conversion rate of 0.2732179 USD/NIS. The closing of the offering is expected to occur within 10 business days following receipt of Stockholder Approval, at which time GeoGlobal will receive the cash proceeds and deliver the securities.

Upon obtaining Stockholder Approval, the Company shall issue 16,466,639 warrants, exercisable for twelve 12 months following the date that is 6 months following the date of issue (“Warrants”) to purchase an additional 16,466,639 shares of common stock at a price of US$0.30. The Company is required to file a resale registration statement following the closing that covers the resale by the Purchaser of the Common Stock and the shares issuable upon exercise of the warrants.

Subsequent to obtaining Stockholder Approval, the Purchaser shall have the right, exercisable in whole or in part from time to time until July 31, 2012, to purchase an additional 16,466,639 units (“Units”) at a purchase price of US$0.24 per Unit, with each Unit consisting of (i) one share of Common Stock and (ii) a Warrant to purchase one share of Common Stock, exercisable for 12 months following the date that is six months following the date of issue. Each warrant entitles the holder to purchase a share of common stock at a price of US$0.30.

Rodman & Renshaw LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), acted as the exclusive placement agent for the offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc. www.geoglobal.com	KM Investor Relations Ltd. www.km-ir.co.il
Paul B. Miller, President and CEO Carla Boland, Investor Relations and Corporate Affairs	Moran Meir-Beres
Phone: +1 403 777-9250 Email: info@geoglobal.com	Phone: +011 972-3-5167620 E-mail: moran@km-ir.co.il

The Equicom Group	BPC Financial Marketing
Dave Feick, Managing Director, Western Canada	John Baldissera
Phone: +1 403 218-2839 Email: dfeick@equicomgroup.com	Phone : +1 800-368-1217